                                                                    EXHIBIT 99.1



PRESS RELEASE - January 4, 1999

                                              Contact:      Edward V. Lett
                                                            President and Chief
                                                            Executive Officer
                                              Telephone:    (305) 451-4660,
                                                            ext. 117






FOR IMMEDIATE RELEASE

          TIB FINANCIAL CORP. ANNOUNCES SHARE REPURCHASE AUTHORIZATION
          ------------------------------------------------------------


     KEY LARGO, FL. (JAN. 4, 1999) - TIB Financial Corp. (NASDAQ: TIBB), holding company for TIB Bank of the Keys, today announced that the board of directors has authorized the company to purchase up to 50,000 shares of the company's common stock. The shares may be purchased from time to time in the open market.

     In announcing the buyback, Edward V. Lett, President and Chief Executive Officer of TIB Financial Corp., said, "The company previously purchased 50,000 shares in October and November 1998. Our current level of capital along with our assets and earnings allow for this investment on behalf of all of our shareholders. The management and optimum utilization of capital is a high priority for our company. The board of directors and management believe the proposed repurchase of the company's shares at current prices is a prudent use of capital."

     TIB Bank of the Keys, the company's bank subsidiary, operates nine offices in the Florida Keys and two offices in south Miami-Dade County. The company's stock is listed on the Nasdaq National Market under the ticker symbol TIBB. Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.tibbank.com

     For further information, contact Edward V. Lett, President and CEO, at
(305)451-4660.